Exhibit 99.1

MyMD Pharmaceuticals® Announces Upcoming Presentation of Late-Breaking Data for MYMD-1® at the 2022 British Society for Immunology (BSI) Congress

- Preclinical and early clinical studies of MYMD-1®, an oral, small-molecule, selective TNF-α inhibitor accepted for presentation -

BALTIMORE, MD – November 17, 2022 – MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases, has been invited to present late-breaking data at the 2022 British Society for Immunology (BSI) Congress in Liverpool, England.

Late-breaking abstract entitled “Pharmacology and clinical profile of MYMD-1® (isomyosamine), an oral, selective, next-generation, tumor necrosis factor alpha (TNF-α) inhibitor that crosses the blood brain barrier,” is scheduled for poster presentation on December 6, 2022, at 6pm GMT. In addition to safety and pharmacology data, the presentation will include information on the anti-inflammatory effects of MYMD-1 in a collagen antibody induced arthritis (CAIA) model, which mimics features of arthritis in humans.

“We look forward to presenting these results at BSI and are very pleased that they have been chosen to be shared at this prestigious international gathering of immunology experts,” said Chris Chapman MD, president, director, and chief medical officer at MyMD Pharmaceuticals. “We believe strongly in the potential of MYMD-1 as a next-generation TNF-α inhibitor. With its differentiated oral administration and selectivity, it may one day offer a meaningful therapeutic solution for patients with conditions such as rheumatoid arthritis who are not served by current TNF-α inhibitors.”

MYMD-1 is an oral next-generation TNF-α inhibitor with the potential to transform the way that TNF-α based diseases are treated due to its selectivity and ability to cross the blood brain barrier. MyMD-1 is currently being evaluated in Phase 2 studies for sarcopenia/frailty, a result of the aging process, and has the potential to become the first drug approved by FDA for the condition. MyMD Pharmaceuticals is planning to study MYMD-1® in early-stage trials for rheumatoid arthritis (RA),

About MYMD-1

MYMD-1, an oral selective inhibitor of tumor necrosis factor-alpha (TNF-α), a driver of chronic inflammation, is being studied to slow the aging process, prevent sarcopenia and frailty, and extend healthy lifespan. MYMD-1 has shown effectiveness in pre-clinical and clinical studies in regulating the immune system. Unlike other therapies, MYMD-1 has been shown in these studies to selectively block TNF-α when it becomes overactivated in autoimmune diseases and cytokine storms, but not block it from doing its normal job of being a first responder to any routine type of moderate infection.

MYMD-1’s ease of oral dosing is another differentiator compared to currently available TNF-α blockers, all of which require delivery by injection or infusion. No FDA-approved TNF inhibitor has ever been dosed orally. In addition, the drug is not immunosuppressive and has not been shown to cause the serious side effects common with traditional therapies that treat inflammation. Because it can cross the blood brain barrier and gain access to the central nervous system (CNS), MYMD-1 is also positioned to be a possible treatment for brain-related disorders. Its mechanism of action and efficacy in diseases including multiple sclerosis (MS) and thyroiditis have been studied through collaborations with several academic institutions.

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About MyMD Pharmaceuticals

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), is a clinical stage biopharma company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases. MyMD’s lead clinical candidate, MYMD-1®, is an oral next-generation TNF-α inhibitor with the potential to transform the way TNF-α based diseases are treated due to its small molecule design and selectivity. MYMD-1 has the promise to provide meaningful therapeutic solutions to patients not served by current TNF-α inhibitors and as a potential therapy for CNS-based inflammatory and autoimmune diseases. MYMD-1 has demonstrated the potential to slow the aging process and extend healthy lifespan. The company is evaluating MYMD-1® in Phase 2 studies for sarcopenia/frailty, a result of the aging process, and is currently planning for early-stage trials for rheumatoid arthritis (RA), with the potential to expand into other applications.

MyMD’s second therapeutic candidate is Supera-CBD™, a novel, synthetic, non-toxic cannabidiol (CBD) analog that is 8000 times more potent a CB2 agonist (activator) than plant-based CBD. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown to have anti-inflammatory effects. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by MyMD on March 31, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Robert Schatz

(646) 421-9523

rschatz@mymd.com

Media Contact:

Andrea Cohen

Sam Brown, Inc.

(917) 209 7163

AndreaCohen@sambrown.com

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